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STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE                         EXHIBIT  11
(In thousands, except per share information; unaudited)


                                                        Three months ended
                                                             June 30
PRIMARY EARNINGS PER SHARE                              1994*        1993*

Loss from continuing operations                      $(1,171)     $(19,851)
Less - ESOP preferred stock dividends net of tax        (121)         (121)
Loss from continuing operations
  applicable to common stock                          (1,292)      (19,972)
Loss from discontinued operations                          -          (114)
Cumulative effect of accounting changes                    -            23

Net loss applicable to common stock                  $(1,292)     $(20,063)

Average number of common shares outstanding        8,568,676     8,518,421
Increase applicable to restricted stock awards             -         6,464
Primary average shares outstanding                 8,568,676     8,524,885

Loss per common share
  -  from continuing operations                       $(0.15)       $(2.35)
  -  from discontinued operations                          -         (0.01)
  -  cumulative effect of accounting changes               -             -
  -  net                                              $(0.15)       $(2.36)

FULLY DILUTED EARNINGS PER SHARE

Loss from continuing operations
  applicable to common stock                         $(1,292)     $(19,972)
Add  -  after-tax interest expense on 7 1/4%
    convertible subordinated debentures                  825           825
  -  dividends payable to ESOP assuming
    conversion to common stock                            26            39
Adjusted loss from continuing operations                (441)      (19,108)
Loss from discontinued operations                          -          (114)
Cumulative effect of accounting changes                    -            23

Net loss applicable to common stock                    $(441)     $(19,199)

Primary average shares outstanding                 8,568,676     8,524,885
Increase in shares outstanding assuming
  -  conversion of 7 1/4% convertible
     subordinated debentures at
     November 13, 1991                             2,126,348     2,126,348
  -  conversion of ESOP convertible
    preferred stock at July 1, 1992                  262,871       262,871
Fully diluted average shares outstanding          10,957,895    10,914,104

Loss per common share
  -  from continuing operations                       $(0.04)       $(1.75)
  -  from discontinued operations                          -         (0.01)
  -  cumulative effect of accounting changes               -             -
  -  net                                              $(0.04)      $ (1.76)

*The calculations of fully diluted earnings per share for both periods include adjustments which are antidilutive. Therefore, fully diluted earnings per share as shown on the face of the income statement are equal to primary earnings per share.